Exhibit 10.1

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of November 18, 2019 by and between Margaret Stapleton (the “Executive”) and Century Casinos, Inc., a Delaware corporation (the “Company”).

Recitals

A. The Executive is employed as Chief Financial Officer and Corporate Secretary of the Company;

B. The Executive’s performance of her duties to the Company has been and continue to be critical to the success of the Company; and

C. The Company and the Executive desire to set forth the terms and conditions of her employment for their mutual benefit and to extend the term of Executive’s employment.

Agreement

The parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive's initial term of employment hereunder is the period beginning on November 18, 2019 (the “Effective Date”) through November 17, 2024 (the “Initial Term”). Thereafter, the Agreement automatically extends, upon the same terms and conditions, for successive periods of five years, unless sooner terminated under Section 5 of this Agreement. The period during which the Company employs the Executive is referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Financial Officer and Corporate Secretary of the Company, reporting to Erwin Haitzmann, Chairman of the Board and Co-Chief Executive Officer, and Peter Hoetzinger, Vice Chairman of the Board, Co-Chief Executive Officer, and President. The Executive has such duties, authority, and responsibilities as are generally required of persons in the position of Chief Financial Officer, and such other duties, not inconsistent with this Agreement, the Bylaws of the Company as the same may be amended or amended and restated from time to time, or the Amended and Restated Certificate of Incorporation of the Company as the same may be amended or amended and restated from time to time (the “Certificate of Incorporation”), as the Company’s Board of Directors (the “Board”) may from time to time direct. The Executive is subject to the authority of the Board and the Co-Chief Executive Officers and shall report and be responsible to the Board and the Co-Chief Executive Officers.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of her business time and attention to the performance of the Executive's duties and shall not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company’s Board.

3.

Place of Performance. The principal place of Executive's employment is the Company’s office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, CO 80903; however, the Executive may be required to travel on Company business during the Employment Term.

4. Compensation and Additional Benefits.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $250,000 in periodic installments under the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s base salary at least annually and the Compensation Committee may increase (but not decrease) the Executive's base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is referred to as “Base Salary.”

4.2 Bonuses.  The Compensation Committee shall review the Executive’s target bonuses at least annually. The Compensation Committee, in its sole discretion, may grant the Executive annual and special bonuses.

4.3 Equity Awards. Executive is eligible to participate in the Company’s 2016 Equity Incentive Plan, as it may be amended or superseded from time to time.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Company shall provide the Executive such fringe benefits and perquisites consistent with those provided to Executive before entering into this Agreement.

4.5 Employee Benefits. During the Employment Term, the Executive is eligible to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis no less favorable than what has been provided to Executive before entering into this Agreement, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company may amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Business Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary out-of-pocket business, entertainment, travel (economy flights within the USA, wherever reasonably available, business class on other continental flights, and business class on inter-continental long-distance flights), meals, lodging, automobile, and communication and office expenses incurred by the Executive in connection with the performance of the Executive's duties in accordance with the Company's expense reimbursement policies and procedures.

4.7 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company's Certificate of Incorporation and bylaws for acts and omissions in the Executive's capacity as an officer or employee of the Company.

4.8 Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

5. Termination of Employment.
5.1 Generally. If the Executive’s employment with the Company terminates for any reason (including death or disability), in addition to other amounts that may be payable under this 2

Agreement, the Company shall pay to the Executive (i) any Base Salary and accrued vacation pay, expense reimbursements, compensation and benefits under any Plan, and any and all benefits and other similar amounts, accrued but unpaid as of the date of termination, and (ii) the awarded but unpaid portion, if any, of any bonus program then in effect for any prior year.

5.2 Termination Without Cause or With Good Reason.  If the Company terminates the Executive’s employment without Cause (as defined below), or the Executive resigns for Good Reason (as defined below), then, provided that the Executive executes and delivers, and does not revoke, a general release of claims in a customary form mutually satisfactory to the Company and Executive:

(a) The Company shall pay an amount equal to two times the sum of (x) Base Salary, and (y) the Executive’s average bonus for the last three years, both as determined and in effect at the date of the Executive’s termination, payable in substantially equal monthly installments during the 24-month period following termination.

(b)The Company shall pay the Executive an amount equal to 12 multiplied by the difference between the monthly COBRA premium cost and the monthly contribution previously paid by the Executive as an active employee for the same coverage prior to such termination or resignation.

(c)The Company shall cause all of the Executive’s unvested stock and stock options immediately vest 100%.

5.3 Definitions:

(a)“Change of Control” has the meaning set forth in the Company’s 2016 Equity Inventive Plan.

(b)“Cause” means the Executive’s: (i) theft or embezzlement of Company funds or assets; (ii) conviction of, or guilty or no contest plea, to a felony charge or any misdemeanor involving moral turpitude; (iii) material violation of any express direction or any rule, regulation, or policy established by the Board that is consistent with the terms of this Agreement; (iv) material breach of this Agreement or material breach of the Executive’s fiduciary duties to the Company; (v) fraud, gross incompetence, gross neglect, or gross misconduct in the performance of the Executive’s duties (including a material violation or breach of any Company policy applicable to the Executive); or (vi) repeated and consistent failure to perform the duties under this Agreement during normal business hours except during vacation periods or absences due to temporary illness. If the Board determines in good faith (if the Executive is a member of the Board at such time he shall not be entitled to participate in such determination) that Cause for termination exists, the Executive shall be given written notice by the Board that provides the factual basis for the determination and the Executive shall have 10 business days to respond and to try to cure the condition(s) giving rise to the determination prior to that determination becoming final; provided, however, that this sentence shall not apply to, nor shall the Board be obligated to provide any such cure period for conditions of Cause which by their nature, and as reasonably determined by the Board, are not subject to cure.

(c)“Good Reason” means, in the context of a resignation by the Executive, a resignation that occurs within 30 days following the Executive’s first having knowledge of any (i) material reduction in the Base Salary, (ii) material breach of this Agreement by the

Company, (iii) material diminution of the Executive’s authority, duties or title as Chief Financial Officer or responsibilities as Chief Financial Officer imposed by the Board (other than in response to an event constituting Cause), or (iv) requirement that Executive relocate, without the Executive’s consent, in excess of 25 miles beyond the geographic limits of Colorado Springs, Colorado or such other location as has been established by the Company as its headquarters in consultation with the Executive; provided, however, with respect to subclause (i) above, that any reduction of the Base Salary that is consistent with general reductions in the base salaries of other executives of the Company as part of a plan to avoid insolvency of the Company or manage any financial distress or hardship of the Company shall not be deemed to constitute a material reduction in the Base Salary; and provided, further, with respect to subclause (ii) above, that in the case of a material breach, Good Reason shall only exist where the Executive has provided the Company with written notice of the breach within 30 days of the occurrence of the events constituting “Good Reason,” the Company has failed to cure such breach within 10 business days of such written notice of breach and the Executive actually resigns his employment within 45 days of the occurrence of the events constituting “Good Reason.”

(d)“Stock” means all shares of common and stock awards (whether restricted or not) and preferred stock of the Company and of any subsidiary of the Company owned by the Executive, no matter how and when acquired (including through exercise of options and warrants).

(e)“Stock Value” means the stock value calculated according to the provisions of the Company’s Certificate of Incorporation.

5.4 Death or Disability.

(a) If the Executive’s dies or becomes disabled during the term of her employment, the Company shall continue to pay the Executive’s salary in effect at the time of her death or disability to the Executive, or to her designee or heirs, for a period of one year from the date of death or determination of disability.

(b) For the purposes of this Agreement, the obligations of the Company to make the payments upon the disability of Executive do not become effective unless and until all of the following conditions are met, as determined (referring to (i) and (ii) below) by the Executive’s regular physician and a qualified independent physician mutually acceptable to the Executive (or her immediate family) and the Company.

(i) Executive becomes physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of her in accordance with her obligations under Section 2 hereof or similar provisions of any renewal agreements;

(ii) Such incapacities exist or be reasonably expected to exist for more than 180 days in the aggregate during a period of 12 consecutive months; and
(iii) Either the Executive or the Company has given the other 60 days’ written notice of her or its intention to terminate the active employment of Executive because of such disability.

5.5 Resignation of All Other Positions. Upon termination of the Executive's employment for any reason, the Executive shall resign from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.6 Effective Date of Termination. Unless otherwise specified, the effective date of termination, as used in this Section 5, shall be the date on which (a) Executive receives written notice of termination from the Company and such termination is not contested by the Executive, or, if contested by the Executive, such termination has been found legally correct and there are no further possibilities for Executive to challenge such legal decision, or (b) Executive gives written notice of termination to the Company.

6. Confidential Information and Restrictive Covenants.  Other than in the performance of her duties hereunder, Executive agrees not to disclose, either during the term of her employment by the Company or at any time thereafter, to any person, firm or corporation, any confidential information concerning the business affairs, financial affairs, know-how, private documents, reports, plans, proposals, marketing and sales plans, or similar information of the Company. Any such documents, techniques, methods, processes or technologies used by the Company shall be considered confidential and a “trade secret” for the purposes of this Agreement.

7. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, will be construed in accordance with the laws of Colorado without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in or for the state of Colorado, county of El Paso. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8. Entire Agreement. Unless specifically provided otherwise, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

10. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
12. Section 409A.

12.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

12.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with her termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive's termination or, if earlier, on the Executive's death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

12.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

14. Notice. The parties shall provide Notices in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Century Casinos, Inc.

455 E. Pikes Peak Avenue, Suite 210

Colorado Springs, Colorado 80903

Attn: Peter Hoetzinger and Erwin Haitzmann

Email: peter.hoetzinger@cnty.com;  erwin.haitzmann@cnty.com

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP

1144 15 Street, Suite 3400

Denver, Colorado 80202

Attn: Douglas Wright and Jeffrey Sherman

Email: douglas.wright@faegrebd.com;  jeff.sherman@faegrebd.com

If to the Executive:

Margaret Stapleton

Century Casinos, Inc.

455 E. Pikes Peak Avenue, Suite 210

Colorado Springs, Colorado 80903

Email: peggy.stapleton@cnty.com

15. Representations of the Executive. The Executive represents and warrants to the Company that the Executive's continued employment with the Company and the performance of her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which she is a party or is otherwise bound.

16. Withholding. The Company may withhold from any amount payable any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

17. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

18. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT.

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Signed:

COMPANY:
Century Casinos, Inc. a Delaware corporation
Executive Committee

By:	/s/ Erwin Haitzmann
Name:	Erwin Haitzmann
Title:	Chairman and Co-Chief Executive Officer

By:	/s/ Peter Hoetzinger
Name:	Peter Hoetzinger
Title:	Vice Chairman and Co-Chief Executive Officer

EXECUTIVE
/s/ Margaret Stapleton
Margaret Stapleton